Exhibit 99.B(d)(11)

AMENDMENT TO

SUB-ADVISORY AGREEMENT

AMENDMENT, dated as of June 1, 2018 (this “Amendment”) to the Sub-Advisory Agreement, dated as of January 4, 2010, by and between PNC CAPITAL ADVISORS, LLC, a Delaware limited liability company (“ADVISER”), and POLARIS CAPITAL MANAGEMENT, LLC, a Massachusetts limited liability company (“SUB-ADVISER”) (as the same may be amended, supplemented or otherwise modified from time to time, the “Sub-Advisory Agreement”).

RECITALS

A. Each capitalized term that is defined in the Sub-Advisory Agreement and not herein defined has the meaning ascribed thereto by the Sub-Advisory Agreement when used herein.

B. The Adviser and the Sub-Adviser desire to amend the Sub-Advisory Agreement, upon the terms and conditions herein contained.

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 7 of the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with the following:

7.         FEES.  For each Monthly Period (as defined in Section 9 of the Sub-Advisory Agreement), the Adviser will pay to the Sub-Adviser, monthly in arrears within ten days after the end of the relevant Monthly Period, an annualized fee (each, a “FEE” and collectively, the “FEES”), calculated in accordance with SCHEDULE A to the AMENDMENT.

2. SCHEDULE A of the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with SCHEDULE A of the AMENDMENT.

3. This AMENDMENT may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.

4. Except as modified hereby, the Sub-Advisory Agreement shall in all other respects remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

POLARIS CAPITAL MANAGEMENT, LLC

By:	/s/ Bernard R. Horn Jr.

Name:	Bernard R. Horn Jr.

Title:	President

PNC CAPITAL ADVISORS, LLC

By:	/s/ Jennifer E. Spratley

Name:	Jennifer E. Spratley

Title:	Managing Director

SCHEDULE A

TO

SUB-ADVISORY AGREEMENT

PNC INTERNATIONAL EQUITY FUND

FEES

The Adviser will pay the Sub-Adviser with respect to the portion of assets of the Fund allocated to the Sub-Adviser pursuant to Section 3(a)(i) of the Sub-Advisory Agreement an annualized fee of    basis points (equal to the product of the Average Daily Assets for the Monthly Period multiplied by      ).